UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  January 27, 2011
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on January 27, 2011 that fourth-quarter 2010 net income attributable to AT&T totaled $1.1 billion, or $0.18 per diluted share. Fourth-quarter 2010 earning per share included significant charges of approximately $2.5 billion, or $0.26 per share, from a previously disclosed pension and postretirement benefit accounting change; $770 million, or $0.09 per share, for severance costs; and $220 million, or $0.02 per share, for asset impairments. These results compare with reported net income attributable to AT&T of $2.7 billion, or $0.46 per diluted share, in the fourth quarter of 2009, including significant items totaling approximately $250 million in net charges. For the full year 2010, net income attributable to AT&T was $19.9 billion versus $12.1 billion in 2009; earnings per diluted share was $3.35 compared with $2.05 for 2009.  Reported earnings for 2010 also included net benefits of approximately $8.7 billion, or $1.43 per share, in other significant items that were disclosed in the first three quarters of 2010.

On a reported basis, our fourth-quarter 2010 revenues were $31.4 billion, up $653 million from the fourth-quarter 2009 and full-year 2010 revenues were $124.3 billion, compared with $122.5 billion for the previous full year. Fourth quarter and full year 2010 revenues reflected strong wireless subscriber gains, growth in wireless data services and growth in IP-related services, which were partially offset by declines in wireline voice and print advertising. Compared with results for the fourth quarter of 2009, operating expenses were $29.3 billion versus $26.1 billion; operating income was $2.1 billion, down from $4.6 billion; and AT&T's operating income margin was 6.7 percent, compared to 14.9 percent. The specific expenses mentioned above reduced the fourth-quarter 2010 operating income margin by approximately 1100 basis points and reduced the fourth-quarter 2009 operating income margin by 170 basis points.

AT&T Mobility’s reported service revenues for the fourth-quarter 2010 were $13.8 billion up 9.6 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues. AT&T Mobility recorded a net gain of 2.8 million wireless customers in the fourth quarter of 2010, bringing AT&T Mobility’s customer base at year-end 2010 to 95.5 million compared to 85.1 million at year-end 2009. The subscriber increase reflects continued demand for advanced handsets as well as rapid growth in the fourth quarter of emerging devices such as eReaders, tablets, security systems and navigation services. Total connected devices on AT&T’s wireless network increased by 1.5 million in the fourth quarter, and iPad- and Android-based tablets increased 442,000 in the fourth quarter.  Connected devices are predominantly reflected in reseller subscriber totals and tablets are predominantly reflected in prepaid subscriber totals. Retail postpaid subscriber net adds totaled 400,000 for the fourth quarter compared with 841,000 in the year-ago quarter and 745,000 in the third quarter of 2010. Fourth quarter iPhone activations were 4.1 million and third-quarter activations were 5.2 million. For the quarter, average revenue per postpaid subscriber increased 2.2 percent versus the year-earlier quarter due to strong growth in data services and increased purchases and use of advanced handsets. Average revenue per total subscriber declined slightly, reflecting the rapid growth of emerging devices. Fourth-quarter 2010 reported operating expenses totaled $11.7 billion up 14.3 percent versus the fourth quarter of 2009. AT&T Mobility’s operating income margin was 22.9 percent compared to 25.9 percent in the year-ago quarter, reflecting strong integrated device activations, offset in part by improved operating efficiencies and further revenue growth from the company’s base of high-value subscribers.

Revenues from our wireline business customers were $9.4 billion, a decrease of 4.5 percent from the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline consumer customers were $5.3 billion, up 0.7 percent from the fourth-quarter 2009, as a decline in voice revenues was more than offset by a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 43.4 million at year-end 2010 versus 45.3 million at year-end 2009 and 43.7 million at the end of the third quarter of 2010. Total wireline consumer broadband and TV connections over the past year increased by 1.3 million. At year-end 2010, our total switched access lines were 43.7 million compared with 49.4 million at year-end 2009. The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers. The number of U-verse subscribers totaled nearly 3.0 million at year-end 2010, with a net gain of 246,000 subscribers in the fourth quarter of 2010. U-verse deployment reached 27.3 million living units as of year-end 2010 and we expect to reach approximately 30 million living units across our 22-state local service area by the end of 2011.

We expect that our total capital expenditures in 2011 will be in the low-to-mid $19 billion range as increases in wireless spending will be offset by lower wireline capital expenditures. We expect consolidated revenue growth in conjunction with an expansion in consolidated, wireline and wireless margins.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 27, 2011	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller